Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) to the Employment Agreement effective as of October 1, 2016 (the “Employment Agreement”) by and among ICC Holdings, Inc., a Pennsylvania corporation (“ICC Holdings”), Illinois Casualty Company, an Illinois insurance company and a wholly-owned subsidiary of ICC Holdings (the “Company”), and Arron K. Sutherland (the “Executive”), is entered into as of June 8, 2024 (the “Effective Date”). For purposes of this Amendment and the Employment Agreement, ICC Holdings and the Company may sometimes be collectively referred to as “Employer”.

WHEREAS, the Employer and the Executive previously entered into the Employment Agreement;

WHEREAS, in connection with that certain Agreement and Plan of Merger by and among Mutual Capital Holdings, Inc. (“Mutual Capital”), Mutual Capital Merger Sub, Inc., and ICC Holdings (“Merger Agreement”), the Employer and the Executive desire to amend the terms of the Employment Agreement to reflect changes to the terms of the Employment Agreement to be effective as of the “Effective Time” (as defined in the Merger Agreement);

WHEREAS, Mutual Capital requires, as an essential condition and inducement to its execution and delivery to ICC Holdings of the Merger Agreement, that the Executive execute and deliver to ICC Holdings and the Company this Amendment to provide that, as of the Effective Time, the Executive will report to the Chief Executive Officer of Mutual Capital Holdings, Inc. instead of the Board of Directors of the Company, and other changes as described herein; and

WHEREAS, the Executive and ICC Holdings expressly acknowledge that Mutual Capital and its affiliates are intended as beneficiaries of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to the Employment Agreement.

●	Effective as of the Effective Time, Section 3 of the Employment Agreement shall be and hereby is amended (deletions shown in bold/strikethrough; additions shown in bold/underlined):

“(a) During the Term, Executive shall serve as President and Chief Executive Officer (“President and CEO”) of the Company. Executive shall report to the ~~Company~~’~~s Board of Directors (the~~ “~~Board~~”~~)~~ Chief Executive Officer of Mutual Capital Holdings, Inc. During the Term, Executive shall have those powers and duties consistent with Executive’s positions and duties listed in Section 3(b) below and those assigned by the Company’s Board of Directors (the “Board”). Executive agrees to devote substantially all of Executive’s working time to the performance of Executive’s duties for the Company. During the Term, Executive shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring Executive’s personal service that materially conflict with Executive’s duties hereunder or the diligent performance of such duties. Notwithstanding the foregoing sentence, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees provided, however, that Executive’s service on these boards does not materially conflict with Executive’s duties at the Company.

(b) RESPONSIBILITIES. As President and CEO of the Company, Executive shall report to the ~~Board~~ Chief Executive Officer of Mutual Capital Holdings, Inc. and support the overall work of the Company’s principles focusing on the establishment and optimization of day-to-day operations of the Company while driving corporate profitability. All internal department heads and/or team leaders responsible for delivering services shall report to Executive, as the President and CEO of the Company.”

●	Effective as of the Effective Time, Section 4(a) of the Employment Agreement shall be and hereby is amended (deletions shown in bold/strikethrough; additions shown in bold/underlined):

“(a) BASE SALARY. During the Term, Executive shall be paid a salary of $320,000.00 per year, payable in installments at the same time and in the same manner as other salaried employees of the Company, which shall be subject to federal, state and other tax withholdings (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). The Base Salary shall be reviewed at least annually by the ~~Board or any Committee designated by the Board~~ Chief Executive Officer of Mutual Capital Holdings, Inc. to review Executive’s compensation. The Base Salary shall be payable in accordance with the Company’s normal payroll practice and may be increased from time to time in the sole and absolute discretion of the ~~Board~~ Chief Executive Officer of Mutual Capital Holdings, Inc. Notwithstanding the foregoing, each January, Executive shall receive a cost of living increase to the Base Salary based on the CPI-u index published by the Bureau of Labor Statistics of the United States Department of Labor for the prior twelve (12) months. Any adjustments to Executive’s Base Salary shall not cause Executive’s Base Salary to be less than the Base Salary Executive received in the prior calendar year, plus any applicable cost of living increases, except as mutually agreed by Executive and the Company.”

●	Effective as of the Effective Time, Section 4(b) of the Employment Agreement shall be and hereby is amended (deletions shown in bold/strikethrough; additions shown in bold/underlined):

“(b) DISCRETIONARY BONUS. In addition to the Base Salary, Executive may receive a performance-based bonus from time to time at the sole discretion of the ~~Board~~ Chief Executive Officer of Mutual Capital Holdings, Inc. (a “Discretionary Bonus”).”

●	Effective as of the Effective Time, Section 5(c) of the Employment Agreement shall be and hereby is amended (deletions shown in bold/strikethrough; additions shown in bold/underlined):

“(c) CAUSE. The Company may terminate Executive’s employment hereunder for Cause, in which event the date of termination of Executive’s employment shall be the Date of Termination. For purposes of this Agreement, “Cause” shall mean (i) Executive’s material breach of this Agreement, (ii) Executive’s gross negligence in the performance or non-performance of any of Executive’s material duties or responsibilities hereunder, (iii) the refusal of Executive to implement or adhere to policies or directives of the ~~Board~~ Chief Executive Officer of Mutual Capital Holdings, Inc., (iv) Executive’s dishonesty, fraud or willful misconduct with respect to, or disparagement of, the business or affairs of the Company, (v) conduct of a criminal nature or involving Moral Turpitude (as defined below) under the provisions of any federal, state or local laws or ordinance or transgression which may have an adverse impact on the Company’s reputation and standing in the community (as determined by the Company in good faith and fair dealing), and/or (vi) Executive’s absence from work for five (5) consecutive days for any reason other than vacation, approved leave of absence (such approval not to be unreasonably withheld) or disability or illness pursuant to Company policy or law. For purposes of this Agreement, “Moral Turpitude” shall include the following: (i) that element of personal misconduct in the private and social duties which a person owes to his fellow human beings or to society in general, which characterizes the act done as an act of baseness, vileness or depravity, and contrary to the accepted and customary rule of right and duty between two human beings; (ii) conduct done knowingly contrary to justice, honesty or good morals; or (iii) intentional, knowing or reckless conduct causing bodily injury to another or intentional, knowing or reckless conduct which, by physical menace, puts another in fear of imminent serious bodily injury. No act or failure to act by Executive shall be considered for Cause unless the Company has given detailed written notice thereof to Executive and, where remedial action is feasible, Executive has failed to remedy the act or omission within sixty (60) days following written notice.”

2.

Waiver of Change in Control Good Reason. Executive agrees that “Change in Control Good Reason” pursuant to clause 6(a)(i) of the Employment Agreement shall not include the change of the Executive’s reporting relationship from the Board to the Chief Executive Officer of Mutual Capital Holdings, Inc. and such other change in duties or other terms or conditions of employment that occur in connection with the Merger Agreement.

3.

Affirmation. This Amendment is to be read and construed with the Employment Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Effective Time. This Amendment shall become effective as of the Effective Time.

5.	Defined Terms. All terms not herein defined shall have the meaning ascribed to them in the Employment Agreement.

6.

Ratification as Amended. Except as amended by this Amendment, the terms and conditions of the Employment Agreement are confirmed, approved, and ratified, and the Employment Agreement, as amended by this Amendment, shall continue in full force and effect. Any reference to the Employment Agreement shall mean the Employment Agreement as amended by this Amendment.

7.

Entire Agreement. The parties agree that the Employment Agreement, as amended by this Amendment, shall be the sole agreement governing Executive’s employment with the Employer. The Employment Agreement and Amendment supersedes and replaces all prior negotiations and/or agreements made between the parties or any third parties relating to the provision of Executive’s services or any other matter, whether oral or written, and contains the entire understanding and agreement among the parties with respect thereto. There are no other collateral agreements between the parties, whether written or oral.

8.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ICC HOLDINGS, INC.

By:	/s/ Michael R. Smith
Michael R. Smith
Chief Financial Officer
Attest:	/s/ Ann Riceman

ILLINOIS CASUALTY COMPANY

By:	/s/ Michael R. Smith
Michael R. Smith
Chief Financial Officer
Attest:	/s/ Ann Riceman

EXECUTIVE

/s/ Arron K. Sutherland
Arron K. Sutherland

JOINDER

MUTUAL CAPITAL MERGER SUB, INC., a Pennsylvania corporation (“Merger Sub”), hereby executes this Joinder to the Amendment to Employment Agreement, dated June 8, 2024 (the “Amendment”), by and among ICC Holdings, Inc., a Pennsylvania corporation (“ICC Holdings”), Illinois Casualty Company, an Illinois insurance company and a wholly-owned subsidiary of ICC Holdings (the “Company”), and Arron K. Sutherland (the “Executive”). All terms used in this Joinder and not defined herein shall have the meanings assigned thereto in the Amendment or the Merger Agreement, as applicable. Pursuant to the Merger Agreement, Merger Sub will merge with and into ICC Holdings. Pursuant to the Merger Agreement and by operation of law, at the Effective Time, all the property, rights, privileges, powers and franchises of ICC Holdings shall vest in the Surviving Corporation as the surviving entity, and all debts, liabilities and duties of ICC Holdings shall become the debts, liabilities and duties of the Surviving Corporation.

Accordingly, Merger Sub hereby affirms the Amendment, including the remaining effective provisions of the Employment Agreement (as amended), and its continuing obligations thereunder as of the Effective Time, and as of the Effective Time agrees to be bound by all terms and conditions thereof.

Dated as of: June 8, 2024	MUTUAL CAPITAL MERGER SUB, INC.

	By:	/s/ Reiner R. Mauer
	Name:	Reiner R. Mauer
	Title:	President and CEO